Exhibit 10.2

Wachovia Bank, National Association
Wachovia Capital Markets, LLC
One Wachovia Center
301 South College Street Charlotte, NC 28288-0737

CONFIDENTIAL

June 1, 2007

Atlas Pipeline Partners, LP

c/o Atlas Pipeline Partners GP, LLC

712 Fifth Avenue, 10th Floor

New York, New York 10019

Attention: Daniel C. Herz

Re:	Project Big Lake I Commitment Letter
$1,150 Million Senior Secured Credit Facilities

Ladies and Gentlemen:

You have advised Wachovia Bank, National Association (“Wachovia Bank”), and Wachovia Capital Markets, LLC (“Wachovia Securities” and, together with Wachovia Bank, the “Wachovia Parties” or “we” or “us”) that Atlas Pipeline Partners, LP (“Atlas”, “Borrower” or “you”) intend to acquire (the “Acquisition”) certain assets from Anadarko Petroleum Corporation, a Delaware corporation (the “Seller”) consisting of all of the gathering pipeline, processing plants and associated compression and related assets currently known as the Chaney Dell and Midikiff/Benedum Systems (the “Acquired Business”) pursuant to two master formation agreements between Atlas and the Seller (collectively, the “Acquisition Agreement”). The date on which the Acquisition is consummated is referred to as the “Closing Date”.

We understand that the total funds needed to finance the Acquisition, to pay fees, commissions and expenses in connection with the Transactions (as defined below) and to finance ongoing working capital requirements of the Borrower (as defined in Annex A) and certain of its subsidiaries following the Transactions will include:

(a) senior secured credit facilities of up to $ 1,150.0 million to the Borrower consisting of (i) a senior secured term loan facility of up to $900.0 million (the “Term Loan Facility”), and (ii) a senior secured revolving credit facility of up to $250.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Credit Facilities”), up to $60.0 million of which may be drawn on the Closing Date, each as described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”); and

(b) issuance of common equity by Atlas (such issuance, the “Equity Issuance”).

As used herein, the term “Transactions” means, collectively, the Acquisition, the borrowings under the Credit Facilities, refinancing of certain existing Atlas debt, the Equity Issuance and the payments of fees, commissions and expenses in connection with each of the foregoing.

1. Commitments.

(a) You have requested that Wachovia Bank commit to provide the Credit Facilities. Wachovia Bank is pleased to advise you of its commitment to provide to the Borrower 100% of the principal amount of the Credit Facilities (the “Commitments”), in each case upon the terms and subject to the conditions set forth in this Commitment Letter, in the Term Sheets and the Conditions Annex attached as Annex B hereto (the “Conditions Annex”). We acknowledge and agree that our commitment is not conditioned upon a successful syndication.

(b) It is agreed that Wachovia Securities acting alone or through or with affiliates selected by it, will act as the sole lead bookrunner and sole lead arranger (in such capacity, the “Arranger”) for a syndicate of financial institutions and other entities (such financial institutions and other entities committing to the Credit Facilities, including Wachovia Bank, the “Lenders”). It is also agreed that Wachovia Bank will act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Credit Facilities.

2. Conditions to Commitments. The Commitments of Wachovia Bank and the undertakings of Wachovia Securities hereunder are subject to:

(a) your written acceptance, and compliance with the terms and conditions, of a letter dated the date hereof from the Wachovia Parties to you (the “Fee Letter”) pursuant to which you agree to pay, or cause to be paid, to the Wachovia Parties certain fees and expenses and to fulfill certain other obligations in connection with the Facilities to the extent that you have accepted this Commitment Letter with respect to such Credit Facilities; and

(b) the satisfaction of all other conditions described herein and in the Conditions Annex.

3. Syndication.

(a) You agree to actively assist us in achieving a timely syndication of the Credit Facilities that is satisfactory to us. To assist us in our syndication efforts, you agree, upon our request, to (i) provide, and cause your affiliates, advisors, and, to the extent possible using your reasonable best efforts, the Seller and the Acquired Business to provide, to the Arranger and each of the Lenders all information reasonably requested to successfully complete the syndication, (ii) assist, and cause your affiliates, advisors and, to the extent possible using your reasonable best efforts, the Seller and the Acquired Business to assist, the Arranger in the preparation of one or more confidential information memoranda and other marketing materials to be used in connection with the syndication, (iii) make available (including at one or more meetings of prospective Lenders) your representatives and, to the extent possible using your reasonable best efforts, representatives of the Seller and the Acquired Business on reasonable prior notice and at reasonable times and places, (iv) use your reasonable best efforts to ensure that the Credit Facilities have received a rating from Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and (v) use your reasonable best efforts to assist our syndication efforts through your existing lending relationships.

(b) From the date hereof and through the completion of the syndication of the Credit Facilities, you shall take all necessary steps so that there are no competing offers, placements or arrangements of any debt securities or bank financings by or on behalf of the Borrower or any of its affiliates. The agreement in the immediately preceeding sentence shall survive the termination of this Commitment Letter if the Credit Facilities shall have been entered into but syndication is not completed.

(c) The Arranger and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Credit Facilities (in consultation with you), including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted, when they will participate and the final allocations of the commitments and any related fees among the Lenders, and the Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. Any agent or arranger or other titles or roles awarded to other Lenders are subject to the Arranger’s prior written approval. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facilities and that the Arranger shall have sole discretion with respect to the allocation and distribution of fees among the Lenders.

4. Information.

(a) You hereby represent and warrant that (i) all information (other than the Projections, as defined below) concerning the Borrower, the Acquired Business and their respective subsidiaries and the Transactions (the “Information”) that has been or will be made available to the Wachovia Parties or the Lenders by you, the Seller, the Acquired Business or any of your or their respective representatives, subsidiaries or affiliates is, or will be when furnished, complete and correct in all material respects and does not, or will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made (it being understood that your representations regarding Information and Projections in each case, with respect to the Acquired Business, shall be limited to the best of your knowledge) and (ii) all financial projections concerning the Borrower, the Acquired Business and their respective subsidiaries that have been or will be made available to the Wachovia Parties or the Lenders by you, the Seller, the Acquired Business or any of your or their respective representatives, subsidiaries or affiliates (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions at the time they were made. You agree to supplement, or cause to be supplemented, the Information and the Projections from time to time until the Closing Date and, if requested by the Arranger, for a period after the Closing Date, such period to end upon the completion of a successful syndication of the Credit Facilities so that the conditions and representations and warranties contained in the preceding sentence remain correct in all material respects. In syndicating the Credit Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.

(b) You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Atlas, the Acquired Business and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You also acknowledge that Public-Siders employed by the Wachovia Parties or their affiliates, consisting of publishing debt analysts, may participate in any meetings or telephone conference calls held pursuant to Section 3(a); provided that such analysts shall not publish any information obtained from such meetings or calls until the syndication of the Credit Facilities has been completed upon the making of allocations by Wachovia Securities and Wachovia Securities freeing the Credit Facilities to trade

(c) You agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise the Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Arranger for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Credit Facilities and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

(d) You hereby authorize the Arranger to distribute drafts of definitive documentation with respect to the Credit Facilities to Private-Siders and Public-Siders.

5. Indemnification.

(a) You hereby agree to indemnify and hold harmless the Wachovia Parties and each of their respective affiliates, directors, officers, employees, partners, representatives and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, liabilities and expenses of any kind or nature, joint or several, to which such Indemnified Party may become subject, related to or arising out of (i) any element of the Transactions, including, without limitation, the execution and delivery of this Commitment Letter, the Financing Documentation (as defined in Annex A) and the closing of the Transactions and (ii) the use or the contemplated use of the proceeds of the Credit Facilities, and to reimburse any Indemnified Party for all out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges) on demand as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom; provided that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent resulting from its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. This Commitment Letter is addressed solely to you, and none of the Wachovia Parties nor any other Indemnified Party shall be liable to you or your affiliates or any other person for any indirect or consequential damages that may be alleged as a result of this Commitment Letter or any element of the Transactions or in respect of transmission of Informational Materials by Electronic Means.

(b) You shall not settle any such claim or action arising out of the Transactions without the prior written consent of each Indemnified Party affected thereby, which consent will not be unreasonably withheld, unless such settlement provides for a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

(c) You agree that no Indemnified Party shall have any liability to you or any person asserting claims by or on behalf of you in connection with or as a result of the Commitments or any matter referred to in this Commitment Letter except to the extent that any losses, claims, damages, liabilities or expenses incurred by you results from the gross negligence or willful misconduct of the Wachovia Parties in performing the services that are the subject of this Commitment Letter.

6. Confidentiality. This Commitment Letter and the Fee Letter, together with the contents hereof and thereof, are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained in connection with the Transactions or as otherwise required by law, may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided that it is understood and agreed that you may disclose, after your acceptance of this Commitment Letter, and the Fee Letter, (a) this Commitment Letter, but not the Fee Letter, on a confidential basis to the board of directors, officers and advisors of the Seller and the Acquired Business in connection with their consideration of the Transactions and (b) such documents (excluding the Fee Letter) in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. In addition, the Wachovia Parties shall be permitted to use information related to the syndication and arrangement of the Credit Facilities in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Furthermore, the Wachovia Parties hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of them is required to obtain, verify and record information that identifies you in accordance with the Patriot Act. Prior to the Closing Date, Wachovia Bank and Wachovia Securities shall have the right to review and approve any public announcement or public filing made by you after the date hereof relating to the Credit Facilities or to any of the Wachovia Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

7. Other Services.

(a) Nothing contained herein shall limit or preclude the Wachovia Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor in, any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Seller, the Acquired Business or any of your or their affiliates, or any other party that may have interests different than or adverse to such parties.

(b) You acknowledge that the Arranger and its affiliates (the term “Arranger” as used in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies with which you, the Seller, the Acquired Business or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise and that the Arranger may act as it deems appropriate in acting in such capacities. You and your affiliates further acknowledge and agree that in connection with all aspects of the Transactions and the transactions contemplated by this Commitment Letter, you and your affiliates, on the one hand, and the Arranger, on the other hand, have an arm’s length business relationship that creates no fiduciary duty on the part of the Arranger and each expressly disclaims any fiduciary relationship. The Arranger will not use confidential information obtained from you, the Seller or the Acquired Business in connection with the performance by the Arranger of services for other companies and will not furnish any such information to other companies. You also acknowledge that the Arranger has no obligation in connection with the Transactions to use, or to furnish to you, the Seller, the Acquired Business or your or their respective subsidiaries, confidential information obtained from other companies or entities.

8. Expiration of Commitments. This Commitment Letter and the Commitments of Wachovia Bank and the undertakings of Wachovia Securities set forth herein shall, in the event this Commitment Letter is accepted by you as provided in the last paragraph hereof, automatically terminate without further action or notice at 5:00 p.m. (Eastern Standard Time) on September 1, 2007 (the “Expiration Date”), if the Closing Date shall not have occurred by such time.

9. Survival and Joint and Several Liability of Acquired Business and Guarantors. The sections of this Commitment Letter relating to Indemnification, Confidentiality and Other Services shall survive any termination or expiration of this Commitment Letter or the Commitments of Wachovia Bank or the undertakings of Wachovia Securities set forth herein, and the Sections relating to Syndication and Information shall survive until completion of the syndication of the Credit Facilities.

10. Governing Law, Etc. This Commitment Letter, together with the Term Sheet, the Fee Letter and, if applicable, the Engagement Letter, embody the entire agreement and understanding among the Wachovia Parties and you with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by any of the Wachovia Parties to make any oral or written statements inconsistent with this Commitment Letter. This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Wachovia Parties, and any purported assignment without such consent shall be void. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnification,” each Indemnified Party. This Commitment Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter may only be amended or modified by an agreement in writing signed by each of you and the Wachovia Parties that specifically provides such with reference to this Commitment Letter. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. The parties hereby waive any right to trial by jury with respect to any claim or action arising out of this Commitment Letter. The parties hereto hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in the City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Wachovia Parties shall be effective service of process against you or each of the Wachovia Parties for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you or each of the Wachovia Parties are or may be subject by suit upon judgment.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Arranger, together with executed counterparts of the Fee Letter by no later than 11:59 p.m. (Eastern Standard Time) on June 1, 2007. This Commitment Letter, the Commitments of Wachovia Bank and the undertakings of Wachovia Securities set forth herein and the agreement of the Arranger to provide the services set forth herein, shall automatically terminate at such time without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Arranger in accordance with the terms of the immediately preceding sentence.

Sincerely,

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

WACHOVIA CAPITAL MARKETS, LLC

By:
Name:
Title:

Agreed to and accepted as of the date first above written:

ATLAS PIPELINE PARTNERS, L.P.

By:	Atlas Pipeline Partners, GP, LLC its General Partner

By:
Name:
Title:

ANNEX A

$1,150,000,000

SENIOR SECURED CREDIT FACILITIES

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

Borrower:	Atlas Pipeline Partners, LP (the “Borrower”)

Sole Lead Arranger and Sole Bookrunner:	Wachovia Capital Markets, LLC will act as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”).

Lenders:	Wachovia Bank, National Association and a syndicate of financial institutions and other entities (each a “Lender”, and collectively, the “Lenders”) arranged by the Arranger in consultation with the Borrower.

Administrative Agent, Issuing Bank and Swingline Lender:	Wachovia Bank, National Association (in such capacity, the “Administrative Agent”, the “Issuing Bank” or the “Swingline Lender”, as the case may be).

Credit Facilities:	Senior secured credit facilities (the “Credit Facilities”) in an aggregate principal amount of up to $1,150 million, such Credit Facilities to consist of:

(a)    Revolving Credit Facility. A six-year revolving credit facility (with subfacilities for letters of credit and swingline loans each in a maximum amount to be mutually determined and on customary terms and conditions with compensation to be agreed) in an aggregate principal amount of up to $250.0 million (the “Revolving Credit Facility”); and

(b)    Term Loan Facility. A seven-year term loan facility in an aggregate principal amount of up to $900.0 million (the “Term Loan Facility”).

Use of Proceeds:

The Term Loan Facility will be used on the Closing Date, together with the proceeds of the Equity Issuance, and, if applicable, a portion of the Revolving Credit Facility, to finance (a) the consummation of the Acquisition; (b) the refinancing of the existing revolving credit facility of Atlas and (c) the payment of fees and expenses incurred in connection with the Acquisition, the Credit Facilities and the Equity Issuance (collectively, the “Transactions”).

The Revolving Credit Facility will be used to provide a portion of the financing for the Acquisition and ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Availability:

The Revolving Credit Facility will be available on a revolving basis from and after the Closing Date until the final maturity date thereof; provided that up to $60.0 million may be drawn on the Closing Date.

The Term Loan Facility will be available only in a single draw of the full amount of the Term Loan Facility on the Closing Date.

Documentation:	The documentation for the Credit Facilities will include, among other items, a credit agreement (the “Credit Agreement”), guarantees and appropriate pledge, security, mortgage and other collateral documents (collectively, the “Financing Documentation”), all consistent with this Term Sheet; provided that the Financing Documentation will not be in a form or upon terms that would impair the availability of funding thereunder if the conditions to the Commitment Letter (and the annexes and schedules thereto) are met.

Guarantors:	The obligations of the Borrower under the Credit Facilities and under any hedging agreements entered into between any Loan Party (as defined below) and any counterparty that is a Lender (or any affiliate thereof) at the time such hedging agreement is executed will be unconditionally guaranteed, on a joint and several basis, by each guarantor under the existing revolving credit facility of Borrower and each existing or subsequently acquired or organized direct and indirect subsidiary thereof, other than the Borrower and any joint venture entities formed by Atlas, any affiliate of Atlas and the Seller in connection with the Acquisition (any such joint ventures, the “Anadarko JV”) unless any such Anadarko JV guarantees any other indebtedness of the Borrower or its subsidiaries (each a “Guarantor”; and such guarantee being referred to herein as a “Guarantee”); provided that Guarantees by foreign subsidiaries will be required only to the extent such Guarantees do not cause the incurrence of material tax costs. The Borrower and the Guarantors are herein referred to as the “Loan Parties,” and individually, as a “Loan Party.”

Security:	There will be granted to the Administrative Agent for the benefit of the Lenders and any counterparty to any hedging agreement that is a Lender (or any affiliate thereof) at the time such hedging agreement is executed valid and perfected first priority (subject to certain customary exceptions to be set forth in the Financing Documentation and to be satisfactory to the Administrative Agent) liens and security interests in all of the following:

(a)    All present and future capital stock or other membership, equity, ownership or profit interests of or in (collectively, “Equity Interests”) each of the Loan Parties and 66% of the voting stock (and 100% of the non-voting stock) of all present and future first-tier foreign subsidiaries of any Loan Party (to the extent, and for so long as, the pledge of any greater percentage would have material adverse tax consequences for the Borrower); and

(b)    substantially all of the tangible and intangible properties and assets (including, without limitation, all equipment, inventory, accounts, deposit accounts, licenses, contract and other intangible rights, investment property, fixtures, cash, owned real property interests, leased real property interests and intellectual property and all proceeds of the foregoing) of the Loan Parties.

All of the foregoing are collectively referred to as the “Collateral”. All such security interests will be created pursuant to and will comply with Financing Documentation reasonably satisfactory to the Administrative Agent. On the Closing Date, such security interests will have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Administrative Agent will have been made). Notwithstanding the foregoing, assets will be excluded from the Collateral in circumstances where the Administrative Agent and the Borrower agree the cost of obtaining a security interest in such assets are excessive in relation to the value afforded thereby, or if the granting of a security interest in such asset would be prohibited by contract or applicable law.

Final Maturity:

The final maturity of the Revolving Credit Facility will occur on the sixth anniversary of the Closing Date (the “Revolving Credit Maturity Date”) and the commitments with respect to the Revolving Credit Facility will automatically terminate on such date.

The final maturity of the Term Loan Facility will occur on the seventh anniversary of the Closing Date (the “Term Loan Maturity Date”).

Amortization:	The Revolving Credit Facility will be payable in full on the Revolving Credit Maturity Date. The Term Loan Facility will be payable in full on the Term Loan Maturity Date.

Interest Rates and Fees:	Interest rates and fees in connection with the Credit Facilities will be as specified in the Fee Letter and on Schedule I attached hereto.

Mandatory Prepayments and Commitment Reductions:	Subject to the next paragraph, the Credit Facilities will be required to be prepaid with:

(a)    100% of the net cash proceeds of the issuance or incurrence of debt by the Borrower or any of its subsidiaries, subject to baskets and other exceptions (including an amount of permitted debt) to be mutually agreed upon;

(b)    50% of the net cash proceeds from any issuance of equity securities or from any capital contribution (other than the Equity Issuance), by the Borrower or any of its subsidiaries, subject to exceptions and leverage based step-downs to be mutually agreed upon; and

(c)    100% of the net cash proceeds of all asset sales and other asset dispositions (including insurance and condemnation recoveries) by the Borrower or any of their respective subsidiaries, subject to baskets, reinvestment provisions and other limited exceptions to be mutually agreed upon.

Any application of a mandatory prepayment will be applied first, to the Term Loan Facility, and second, to the outstanding principal balance of the Revolving Credit Facility equal to the aggregate amount of such required prepayments.

Optional Prepayments and Commitment Reductions:	Advances under the First Lien Credit Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs). Any optional prepayment of the First Lien Term Loan Facility will be applied as directed by the Borrower.

Conditions to Initial Extensions of Credit:	The making of the initial extensions of credit under the Credit Facilities will be subject to satisfaction of the conditions precedent set forth in Section 2 of the Commitment Letter and in the Conditions Annex.

Conditions to All Extensions of Credit:	Each extension of credit under the Credit Facilities will be subject to the (a) absence of any default and (b) continued accuracy of representations and warranties in all material respects (except to the extent that any such representation and warranty is qualified by materiality), it being understood that, except for those set forth in the Commitment Letter and the Conditions Annex, the Financing Documentation shall contain no material condition precedent to, or limitation on the amount of funds available at the time of, the initial borrowing.

Representations and Warranties:	Usual and customary for facilities of this type and such others as may be reasonably requested by the Arranger, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): corporate status, financial statements; capital structure; corporate power and authority; no default; no conflict with laws or material agreements; enforceability; absence of material litigation, environmental regulations and liabilities; ERISA; necessary consents and approvals; compliance with all applicable laws and regulations including Regulations U and X, Investment Company Act, the Patriot Act, environmental laws and as to not being a sanctioned person; payment of taxes and other obligations; ownership of properties; intellectual property; liens; insurance; solvency; absence of any material adverse change; senior debt status; investments, location of collateral; brokers’ fees; labor matters; material contracts; no burdensome restrictions; security documents; and accuracy of disclosure.

Affirmative Covenants:	Usual and customary for facilities of this type and such others as may be reasonably requested by the Arranger, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): use of proceeds; payment of taxes and other obligations; continuation of business and maintenance of existence and rights and privileges; maintenance of all material contracts, necessary consents, approvals, licenses and permits; compliance with laws and regulations (including environmental laws, ERISA and the Patriot Act); maintenance of property and insurance (including hazard and business interruption insurance); maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; financial and collateral reporting (including annual audited and quarterly unaudited financial statements and annual updated budgets); additional Guarantors and Collateral and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Negative Covenants:	Usual and customary for facilities of this type and such others as may be reasonably requested by the Arranger, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): limitation on debt (with a carve-out for incurrence of unsecured or subordinated debt); limitation on liens; limitation on further negative pledges; limitation on investments; limitation on dividends and distributions (other than the payment of dividends or distributions out of operating surplus of Atlas pursuant to the Second Amended and Restated Agreement of Limited Partnership of Atlas and joint venture distribution of the Anadarko JV in compliance with the Acquisition Agreement), issuances of equity interests, redemptions and repurchases of equity interests; limitation on mergers, acquisitions and asset sales; limitation on contingent obligations and guarantees; limitation on sale-leaseback transactions; limitation on prepayments, redemptions and purchases of subordinated and certain other debt; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in line of business, fiscal year and accounting practices; limitation on speculative transactions; limitation on amendment of organic documents and material contracts and limitation on additional designated senior debt. In addition, the Anadarko JV shall be subject to further restrictions on, among other things, the incurrence of certain indebtedness or liens.

Financial Covenants:

Usual and customary for facilities of this type and such others as may be reasonably requested by the Arranger, including, without limitation, the following:

(a)    Maximum Total Leverage Ratio; and

(b)    Minimum Interest Coverage Ratio.

The financial covenants will apply to Borrower and its subsidiaries on a consolidated basis, with definitions, step-ups or step-downs (as applicable) to be mutually agreed upon.

Required Interest Rate Hedging:	The Borrower will discuss with the Arranger interest rate protection from one or more Lenders or others acceptable to the Arranger in respect an amount to be agreed of the Term Loan Facility for a period and on terms to be agreed in the Financing Documentation.

Events of Default:	Usual and customary for facilities of this type and such others as may be reasonably requested by the Arranger, including, without limitation, the following (with materiality thresholds, exceptions and grace periods to be mutually agreed): non-payment of obligations; breach of representation or warranty; non-performance of covenants and obligations; default on other material debt (including secured hedging agreements); change of control (to be defined as mutually agreed); bankruptcy or insolvency; impairment of security; ERISA; material judgments; actual or asserted invalidity or unenforceability of any Financing Documentation or liens securing obligations under the Financing Documentation; material uninsured loss; termination or default under material contracts or licenses; and failure to constitute senior debt and designated senior debt.

Yield Protection and Increased Costs:	Customary for facilities similar to the Credit Facilities.

Assignments and Participations:	Each Lender will, subject in certain circumstances to the approval of the Administrative Agent and the Borrower (such consents not to be unreasonably withheld or delayed), be permitted to make assignments in acceptable minimum amounts; provided that no consent by the Borrower shall be required for assignments (a) during the period commencing on the Closing Date and ending on the date that is 90 days following the Closing Date, (b) to a Lender, an affiliate of a Lender or an approved fund, or (c) after the occurrence and during the continuance of an event of default. Participations will be permitted without the consent of the Borrower or the Administrative Agent.

Required Lenders:	On any date of determination, those Lenders who collectively hold more than 50% of the outstanding loans and unfunded commitments under the Credit Facilities, or if the Credit Facilities have been terminated, those Lenders who collectively hold more than 50% of the aggregate outstandings (the “Required Lenders”).

Amendments and Waivers:	Amendments and waivers of the provisions of the Financing Documentation will require the approval of the Required Lenders, except that the consent of all the Lenders affected thereby will be required with respect to (a) increases in the commitment of such Lenders, (b) reductions of principal, interest or fees, (c) extensions of scheduled maturities or times for payment, (d) changes in the voting percentages and (e) releases of all or substantially all of the value of the Collateral or Guarantees (other than in connection with transactions permitted pursuant to the Financing Documentation).

Indemnification:	The Loan Parties will indemnify the Arranger, the Administrative Agent, each of the Lenders and their respective affiliates, partners, directors, officers, agents and advisors and hold them harmless from and against all liabilities, damages, claims, costs, expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel) relating to the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds or the commitments; provided, that such indemnity will not, as to any indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee.

Expenses:	The Loan Parties will reimburse the Arranger and the Administrative Agent (and all Lenders in the case of enforcement costs and documentary taxes) for all reasonable out-of-pocket costs and expenses in connection with the syndication, negotiation, execution, delivery and administration of the Financing Documentation and any amendment or waiver with respect thereto.

Governing Law and Forum:	New York.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Financing Documentation waive the right to trial by jury and the right to claim punitive or consequential damages..

Counsel for the Arranger:	Cahill Gordon & Reindel LLP.

SCHEDULE I TO ANNEX A

INTEREST AND FEES

Interest:	At the Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as described below). The “Base Rate” is defined as the higher of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York plus 1/2 of 1% and (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at is principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks). Interest shall be payable quarterly in arrears and (i) with respect to Base Rate Loans based on the Federal Funds Rate, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate loans based on the prime commercial lending rate of the Administrative Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days.

Base Rate borrowings will be made on same day notice and will be in minimum amounts to be agreed upon.

B. LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three or six months (or nine or twelve months if agreed to by all relevant Lenders) as selected by the Borrower and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars plus the applicable Interest Margin. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will be made on three business days’ prior notice and will be in minimum amounts to be agreed upon.

Swingline loans will bear interest at the Base Rate plus the application Interest Margin.

Default Interest:	(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrower or any other Loan Party, or (b) at the election of the Required

Lenders, upon the occurrence and during the continuance of any other event of default, all amounts due and payable with respect to any loan hereunder shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to such loan (including the applicable Interest Margin) and shall be payable on demand of the Administrative Agent.

Interest Margins:	The initial applicable Interest Margin will be:

(a)    with respect to the Revolving Credit Facility, (i) 2.50% in the case of LIBOR loans and (ii) 1.50% in the case of Base Rate Loans, and after delivery of financial statements for the first full fiscal quarter ending after the Closing Date will be determined in accordance with the applicable pricing grid to be agreed; and

(b)    with respect to the Term Loan Facility, (i) 2.50% in the case of LIBOR loans and (ii) 1.50% in the case of Base Rate Loans; provided, that if Borrower shall have the option to issue the Term Loan with up to 1.25% of original issue discount (in 25 basis point increments) and if Borrower exercises such option, the Interest Margin with respect to the Term Loan Facility in the first year after the Closing Date will be reduced by 0.25% for each increment of 0.25% of original issue discount;

provided that if after the delivery of the financial statements for the period ending twelve months after the Closing Date the consolidated Maximum Total Leverage Ratio of Borrower is above a level to be agreed, the Interest Margin with respect to the Term Loan Facility and the Revolving Credit Facility will be increased in accordance with the applicable pricing grid to be agreed.

Notwithstanding the foregoing, in the event the Credit Facilities have not received a rating from both S&P and Moody’s on or prior to the 90th day following the Closing Date, the Interest Margin in respect of the Revolving Credit Facility and the Term Loan Facility will increase by 25 basis points over the then otherwise applicable Interest Margin and will increase by an additional 25 basis points if the Credit Facilities have not received such ratings on or prior to the 180th day following the Closing Date.

Upon receipt of a rating for the Credit Facilities from each of S&P and Moody’s, the Interest Margin with respect to the first year after the Closing Date will be equal to the lower of the Interest Margin as determined above and the Ratings Based Spread. Following the one year anniversary of the Closing Date if the Credit Facilities have received ratings from each of S&P and Moody’s, the Interest Margin will be equal to the Ratings Based Spread. The “Ratings Based Spread” shall mean (i) if the Borrower’s corporate family rating is at least B1 (stable outlook) from Moody’s and corporate credit rating is at least B+ (stable outlook) from S&P, 2.25% in the case of LIBOR loans and 1.25% in the case of Base Rate Loans; and (ii) if otherwise, 2.50% in the case of LIBOR loans and 1.50% in the case of Base Rate Loans.

Commitment Fee:	A commitment fee (the “Commitment Fee”) will accrue on the unused amounts of the commitments under the Revolving Credit Facility. Swing Line Loans will, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility. Such Commitment Fee will initially be 0.50% per annum and after delivery of financial statements for the first full fiscal quarter ending after the Closing Date will be determined in accordance with the applicable pricing grid to be agreed. All accrued Commitment Fees will be payable quarterly in arrears (calculated on a 360-day basis) for the account of the First Lien Lenders under the Revolving Credit Facility and will accrue from the Closing Date.

Letter of Credit Fees:	The Borrower will pay (a) the Issuing Bank, a fronting fee equal to 12.5 basis points per annum and (b) the Lenders under the Revolving Credit Facility, stand-by letter of credit participation fees equal to the Interest Margin for LIBOR Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding letters of credit. In addition, the Borrower will pay the Issuing Bank customary issuance fees.

Other Fees:	The Arranger and the Administrative Agent will receive such other fees as will have been agreed in a fee letter between them and the Borrower.

ANNEX B

$1,150,000,000 SENIOR SECURED CREDIT FACILITIES

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter (including, where indicated, the Annexes thereto) to which this Annex is attached

Conditions to Closing and Initial Funding of the Facilities:	(a) The Arranger will have received (i) execution copies of documentation for the Acquisition and other aspects of the Transactions, including the Acquisition Agreement and all exhibits and schedules thereto and (ii) execution copies of the Anadarko JV documents and any other any joint venture arrangements and related agreements entered into in connection with the Transactions, in each case, consistent with the drafts previously provided to the Arranger. The Acquisition will have been consummated in accordance with the terms and conditions of the Acquisition Agreement without any waiver, modification or consent thereunder or under the Anadarko JV documents that is materially adverse to the Lenders (as reasonably determined by the Arranger) unless approved by the Arranger.

(b) The Acquisition, the borrowings under the Credit Facilities and the other elements of the Transactions shall not conflict with, result in a breach or violation of, or constitute a default under, any indenture, mortgage, deed of trust or loan agreement or with the operating agreement, certificate of incorporation or by-laws of the Borrower or any other Guarantor, or any statute, rule or regulation or any judgment, order or decree of any governmental authority or court or any arbitrator applicable to the Borrower or any other Guarantor.

(c) Financing Documentation (as defined in Annex A) reflecting and consistent with the terms and conditions set forth herein and in the Term Sheet will have been executed and delivered, and the Administrative Agent will have received such customary legal opinions, documents and other instruments as are customary for transactions of this type including, without limitation, a certificate of the chief financial officer of the Borrower as to the solvency of each Loan Party after giving effect to each element of the Transactions and all documents, instruments, reports and policies required to insure, perfect or evidence the Administrative Agent’s security interest in the collateral securing the Credit Facilities will have been executed and/or delivered and, to the extent applicable, be in proper form for filing (including UCC and intellectual property searches, insurance policies, surveys, title reports and policies, appraisals and environmental reports), subject to customary exceptions for post-closing completion of steps not practicable to be completed sooner.

(d) The Arranger will have received (i) copies of carve-out consolidating unaudited financial and volumetric information for the Acquired Business and its subsidiaries for the three fiscal years most recently ended and interim carve-out unaudited financial and volumetric information for each quarterly period ended since the last fiscal year end financial statements ending at least 45 days prior to Closing Date with comparison to prior period in form consistent with the information included in The Chaney Dell & Midkiff/Benedum Systems Confidential Information Memorandum dated February 2007, (ii) pro forma consolidating financial statements for the Borrower and its subsidiaries for the four-quarter period most recently ending at least 45 days prior to the Closing Date giving pro forma effect to the Acquisition and a pro forma balance sheet of the Borrower and its subsidiaries as of the Closing Date; (iii) unless previously provided, projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its subsidiaries, which will be quarterly for the first fiscal year after the Closing Date and annually thereafter for the term of the Credit Facilities (and which will not be inconsistent with information provided to the Arranger prior to the delivery of the Commitment Letter) and (iv) audited financial statements of the Borrower for fiscal year ended December 31, 2006 and unaudited financial statements of the Borrower for the most recently completed three-month period required to be filed with the SEC by the Exchange Act.

(e) The Arranger shall have received a customary CIM and the reasonable assistance and participation of management for purposes of hosting a meeting with prospective lenders under the Credit Facility, in each case, no later than June 27, 2007.

(f) Pro forma for the Acquisition, the Borrower shall have hedged 80% (averaged over three years) of its natural gas, natural gas liquids and condensates volume for no less than three years at a price and in a manner reasonably acceptable to the Arranger.